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                                                                       Exhibit 5


November 21, 1996



Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

     Re:  Atria Communities, Inc. Non-Employee Directors
          1996 Stock Incentive Plan
          -------------------------------------------------

Ladies and Gentlemen:

     We have acted as legal counsel in connection with the preparation of the Form S-8 Registration Statement (the "Registration Statement") under the Securities Act of 1933 covering 205,000 shares of common stock, par value $.10 per share (the "Shares") of Atria Communities, Inc., a Delaware corporation (the "Company"), to be issued pursuant to the Atria Communities, Inc. Non-Employee Directors 1996 Stock Incentive Plan.

     We have examined and are familiar with the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, and the proposed issuance of the Shares. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     /s/ Greenebaum Doll & McDonald, PLLC

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